Compensation Arrangements with Interim Chief Executive Officer and Chairman

The purpose of this exhibit is to explain the Company's compensation arrangement with Morris Sutton, the Company's Interim Chief Executive Officer and Chairman.

Mr. Sutton does not have a written employment agreement with the Company. His employment is at will, and his compensation is set by a verbal agreement with the Company.

Mr. Sutton's compensation is currently an annual salary of $250,000. Mr. Sutton is eligible to receive an annual cash bonus based on his own performance, as evaluated by the Company's board of directors, and the performance of the Company. Mr. Sutton does not have any severance arrangements with the Company. He is eligible to participate in the Company's long term stock award program, which is offered to the Company's executives, and is entitled to all standard employment benefits offered to Company employees.

Prior to January 31, 2006, Mr. Sutton's annual salary was $350,000.